Exhibit 99.2

MEMRY CORPORATION	Transcript
Nov. 10, 2006

Memry Corporation

First Quarter Financial Results 2007 Conference Call

November 10, 2006

PARTICIPANTS

Robert Belcher, Chief Executive Officer

Dean Tulumaris, President and Chief Operating Officer

Rick Sowerby, Chief Financial Officer

Philippe Poncet, Vice President of Business Development

Robert P. Belcher, CEO:

Good morning. Welcome to our first fiscal quarter 2007 earnings conference call. This is Bob Belcher, chief executive officer of Memry Corp. I am joined this morning by Dean Tulumaris, president and chief operating officer, Rick Sowerby, Memry’s Chief Financial Officer, and Philippe Poncet, our Vice President of Business Development.

Before we begin, I need to inform you that this morning’s discussion contains forward looking statements that involve known and unknown risks, uncertainties, or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I want to request that those of you who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time, so that others have a chance to ask questions. For any reporters who may be on the call, we would ask that you refrain from addressing questions to us during the call.

For the first fiscal quarter ended September 30, 2006, Memry reported revenues of $13,830,000, an increase of 9.2% over the comparable quarter a year earlier. Net income rose 102.6% to $1,015,000 for the quarter or $0.03 per diluted share, compared with net income of $501,000, or $0.02 per diluted share in the same period last year.

Gross profit for the quarter increased 20.5% to $5,723,000, compared to $4,749,000 in

Q1 ’06. This was driven by increased revenues and gross profit margins from both the nitinol and polymer product segments compared to the year ago quarter. Gross margins for the nitinol product segment were up primarily due to a shift towards higher margin products such as etched wire-based stents. Revenues for the polymer segment rose 26.9% to $4,417,000 during the quarter due to increased shipments of catheter products to several customers. Revenues from the Nitinol products segment during the quarter were $9,420,000, an increase of 2.2% resulting from growth in etched wire-based stents and prototype development.

Memry also continued to generate strong cash flows this quarter. Net cash from operations was $1,949,000, up 121% from the same quarter a year ago, due to increased net income and a decrease in receivables, reflective of our increased focus on cash collection. This quarter also marks the first in which our earnings press releases will include EBITDA and segment reports. For our definition of EBITDA and adjusted EBITDA please see the definition included in the press release which will be filed with the 8K next week. We believe both measures will give investors more visibility into our operations.

While the first quarter was a strong quarter for Memry, we currently anticipate much slower growth in revenues in the second and third quarters of FY ‘07. As previously announced, we expect that overall Nitinol stent component revenues will experience a decline. Several customers have recently indicated that they will be making inventory adjustments in the months ahead, which will impact sales within our Nitinol segment. Another customer has informed us that they are discontinuing a product line where we have provided product for several years. In the polymer segment, while we anticipate a healthy year overall, revenue growth will also be negatively affected over the next several quarters due to another customer’s inventory adjustments.

Nitinol margin pressure will continue through the remainder of the year due to competitive pricing, sales mix and lower than expected manufacturing throughput. In addition SG&A expenses will be negatively affected by costs associated with ongoing professional fees and litigation expenses.

As many of you know, the market for our products is dynamic, changes rapidly and in many cases is also driven by lengthy regulatory approval cycles. While difficult to accurately forecast demand for our components, we expect to recover from these recent adverse developments toward the end of the fiscal year. The improvement will be driven by specific product development initiatives that have been under development for some time. During the latter part of FY2007 and continuing into FY2008, multiple new products and projects that we have been working on for several years will enter commercial production and can offer meaningful long- term growth opportunities.

Please keep in mind that as a material technology, nitinol is still a relatively new material as far as its utilization in medical devices. At the recent Transcatheter Cardiovascular Therapeutics Conference in Washington, DC, our Vice President of Business Development Philippe Poncet observed that there were over 70 products that utilized a shape memory alloy as an enabling component of devices found in them. These devices included multiple types of peripheral stents, embolic protection devices, septal occluders, balloon catheters, coated guidewires and vena cava filters, among others. Remember also that these are just the cardiovascular applications. Memry is currently working with many of these customers on their devices and other customers represent potential opportunities for the company.

In another development, we recently announced an exclusive worldwide license with Biomer Technologies for an innovative biocompatible coating technology with potential drug-eluting capabilities for use on Nitinol stents. This license will allow us to strengthen our position as a leading nitinol stent component manufacturer by providing a coated platform for our stent customers. Currently, self expandable nitinol stents are mainly used in the peripheral vasculature and are not affected by the recent reports of potential late thrombosis associated with balloon expandable coronary stents. Following additional development work, we hope to be in a position to offer this technology to our customers worldwide. We do not anticipate any revenue impact from this program over the next year.

We also continue in an active business development program to identify and access technologies which would complement our position as a provider of bundled polymer and shape memory alloy solutions for the medical device industry.

In summary, the management team at Memry remains very optimistic about the future. I am highly confident we have the personnel, strategy and financial flexibility grow the company and take advantage of the opportunities available to us.

Now we will be pleased to take your questions.

<Q>: Hi, Bob, and everybody. Congratulations on a very good first quarter. Two questions. First of all, can you give us a little more color on your outlook for revenue in the second and third quarter? I believe that what you said was slower growth, so not a quarter like the first quarter. But that also seemed to imply that revenues are probably not going to be down in those quarters. But can you expand on that at all?

Robert P. Belcher, CEO:

We have several new projects that we are looking at right now that probably are going to take off in late fiscal year ‘07, which is later on in this year, and in FY’08.

With some of the adjustments that our customers are making, this is going to affect the second and third quarter. But we hope to offset them slightly in the fourth quarter at the end of FY’07 and moving into FY’08 with some of the new projects and programs that will be launched and released into production with our customers.

We do think the next two quarters in particular will not be very strong quarters. Several of these revenue adjustments are transitory. Inventory adjustments usually mean that our customers discover they have too much inventory and they reduce purchases during the period as they work through it. There is another case where one of our customers decided to move their manufacturing locations from the United States to another country. So they’ve shut down operations in this country for three or four months while they make that move. At that point we anticipate they would resume ordering again.

<Q>: Okay. Great, thanks. And then also a question about R&D and in particular, customer-funded R&D during the quarter. Can you tell us how much of that sort of R&D there was? I think that would show up in your revenue and cost of goods sold.

Robert Belcher, Chief Executive Officer

We don’t provide that kind of detail, or break it out in our results. Although I would say that over the last several years we have been able to increase the percentage of funded R&D versus non-funded, as we have worked with our customers to help them basically reimburse us for the work that’s being done on their development programs.

<Q>: And should that trend continue this year?

Robert Belcher, Chief Executive Officer

I think so. We are working hard to. We have a crew of development engineers that work on new projects. As much as possible, we try to get all that work funded. Occasionally we will work for customers where we will make the decision that we bear that expense ourselves, if we think it is a particularly exciting opportunity or it is a large customer, that we just feel it is necessary to do that. But our objective over time is to increase the percentage of development work that’s funded.

<Q>: Okay. Thank you very much.

Robert Belcher, Chief Executive Officer

Good morning.

<Q>: Congratulations on your quarter. I think you’re very great, and there’s a big demand for your technology. And I always believe in your company, and I’ve been a shareholder in the past. And I’ve been covering your company since 2002. And I picked up some more shares this morning also. I mean, I know you are going to have your up and downs, but long-term I think it is a great company.

And I noticed insiders are buying it so that’s telling me a lot right there. You have confidence in management, in yourselves. And I know you gave guidance down; but overall, you never know what’s going to happen in the future when it comes to people’s health.

Robert Belcher, Chief Executive Officer

That’s true. The demographics are very strong for the medical device industry, and I appreciate your comments. As a small company we are definitely subject to pretty short-term swings in a somewhat volatile market. One of our objectives as a company is to reduce that volatility by reducing our dependence on major products, by adding new product lines and new customers. Our acquisition program is devoted towards helping smooth out volatility by moving us into related, but somewhat different areas.

<Q>: And I know your products also save lives and prolong lives and extend people’s lives also.

Robert Belcher, Chief Executive Officer

That is correct. As far as an industry to work in, it is a socially responsive industry and it is a very exciting place to work.

<Q>: And I know Medtronic was upgraded shortly after the last earnings. They were upgraded. I know you said they kind of cut the orders.

Robert Belcher, Chief Executive Officer

Medtronic is a very large company. And of course they have many, many divisions and many, many product lines so we work with multiple segments of it. But their overall corporate business is not always going in the same way as the part that we work with in Memry.

<Q>: And my other question is, the customers that you are talking about, it’s most likely Boston Scientific since they bought Medtronic. That’s probably what you’re talking about.

Robert Belcher, Chief Executive Officer

Actually Boston Scientific purchased Guidant.

<Q>: Yes, right.

Robert Belcher, Chief Executive Officer

There are several customers, and we wouldn’t comment on any specific ones. I would not assume that that’s correct.

<Q>: Has anyone ever approached you about taking you over?

Robert Belcher, Chief Executive Officer

Periodically people call up to talk about all kinds of different business issues with us. So over the past four or five years we get different kinds of inquiries from different kinds of companies.

<Q>: And also you have more cash on hand and you could be paying debt off and be debt-free, couldn’t you?

Robert Belcher, Chief Executive Officer

Let me turn that to Rick.

Richard F. Sowerby, CFO and Treasurer

Yes. We ended the first quarter with over $8 million of cash on the balance sheet. Our debt position is about $9.1 million. As you know, we have previously discussed business development opportunities and will continue to look at alternatives, including business development, paying down debt and other uses for the cash. So it is an alternative to look at, but it is one of many.

<Q>: Yes, sir. I know a lot of companies also started paying dividends. Are you thinking about that?

Richard F. Sowerby, CFO and Treasurer

Actually, no. I think we have a higher return opportunity available to our shareholders by applying our cash in different areas.

<Q>: Okay. Like paying down debt would be better for shareholders than actually paying the dividends. That’s better for shareholders and the company both.

Richard F. Sowerby, CFO and Treasurer

That would be one.

<Q>: Okay. And I think the outlook for you is great, and I like what I hear. And I congratulate you again on the quarter, and I’m holding you long-term. And I believe I figure if the stock climbs even further, I’m going to buy more of it because long-term I think it is going to come out great.

Robert Belcher, Chief Executive Officer

Appreciate your comments. Nice talking to you.

<Q>: Yes, sir. Thank you very much for a great quarter.

Robert Belcher, Chief Executive Officer

Take care.

<Q>: Good morning, guys. How are you?

Robert Belcher, Chief Executive Officer

Good.

<Q>: A couple of questions. One, can you elaborate a little bit on what’s driving the SG&A cost pressures?

Robert Belcher, Chief Executive Officer

I can. There are a couple of areas that are driving it at the moment. One is professional fees. We have started the process of making the company compliant with SOX 404 requirements so we are working with outside consultants on getting ready for that.

Another one which we noted in the press release — while not a huge factor in the first quarter — is potential expenses associated with the process of our litigation with Kentucky Oil that we referenced in our public filings.

So those are a couple of items.

<Q>: Will you be able to break out in the future when those really come in, what those numbers are? Because they are less core expense and more one-time. It would be helpful to understand that.

Robert Belcher, Chief Executive Officer

I think certainly as they become a larger portion of it.

Richard F. Sowerby, CFO and Treasurer

As you know, this quarter we started to provide EBITDA and adjusted EBITDA. That way, if you look at our definition of adjusted EBITDA, extraordinary, nonrecurring type items would be disclosed. We feel it is important for the investor community to see those.

<Q>: Great. Perfect. Can you also then give us a little bit more update and color on the M&A environment and the process you are going through in terms of the types of opportunities you see, the kind of competitive nature or not out there. Any sense of where that falls, potentially in timing to those that relate to the choice you make between preserving cash flexibility for M&A versus other things to balance, to pay down debt in the balance sheet?

Robert Belcher, Chief Executive Officer

We have an active M&A program, active in the sense that we are continually screening, identifying and talking to various interested companies. Since these companies were all private, and basically at the time we called, none of them were for sale, it is a fairly lengthy process of getting to know one another, deciding whether we have similar strategies and views of how the world works.

In some cases over the last year we have been offered companies that we didn’t think particularly met our screen. And other cases we jointly decided it didn’t make sense at the time. And in some cases we are still in discussion.

It is not often in these discussions where it is a competitive situation, since again these are all companies that we discovered during our diligence work and just gave them a call. So it is usually just us and them talking.

I’m hopeful about the environment there, but because these are all private companies and you have to reach agreements on strategy, you have to have the same culture, you have to reach agreement on valuation, it does take a little time. But it is an ongoing process, and it is an important part of the strategy as a company. And as we are a strong, significant cash generator, we do have the flexibility to pursue these.

<Q>: That totally makes sense. I guess part of what I’m trying to understand is, you are continually juggling and evaluating the timing of potential success there versus other uses of cash in your balance sheet. You know, you have a company that has $8 million in cash and you are generating a couple million a quarter versus your debt, as well as the fact that you have stock trading at, you know, barely five times trailing EBITDA when you could be buying back stock. And I understand completely why you don’t do that, as you look at opportunities that may be eminent, but I’m just trying to get a sense of —

Robert Belcher, Chief Executive Officer

Well, of the two you mentioned, I think paying down debt is an option we definitely will continue to examine. At some point, if we don’t believe that the acquisition opportunities are near enough, we will just go ahead and take that step. So that’s how we feel about that.

<Q>: Yes. One more question and then I’ll get back in line. As you look at the back half of the year, and you have talked about a number of new products that you expect to be rolling out from your customers, can you give us a little bit of an understanding of either, A, the general types of products? I mean, parts of the body or types of devices that are coming up. Not specific enough that it’s competitively threatening, but just context there. And, B, how much certainty, I guess, you have about those roll-outs coming or whether there is still timing risk to FDA or to customer plans or other things.

Robert Belcher, Chief Executive Officer

Okay. Let me pass that question to Dean.

Dean Tulumaris, President and Chief Operating Officer

As far as the type of products that we have coming through for the later part of the year, they include coils, delivery devices, guide wires, some graspers, products like that that are in the process right now.

We anticipate that they will start launching and hit volume in the end of this year. A lot depends on our customer and how they go through their approval process and, when they start marketing the product, how readily it is accepted in the market. But we anticipate that these will take off in the latter part of the fourth quarter and will move forward for us and help us out in the fourth quarter and on into 2008.

You know, we’re never really certain — when they give us a forecast we are never really certain on how well it is accepted in the marketplace, but their initial studies are usually very positive in that effect.

<Q>: Okay. Great, thank you.

Robert Belcher, Chief Executive Officer

Good morning.

<Q>: I’ve been following your stock for a number of years. The market obviously today is not taking your press release well.

There are a number of inconsistencies in your press release, which, I believe, need a bit more explanation. You’re alarmist, and then you’re rather sort of over optimistic about how you look at a new product in the future. I’m trying to reconcile those two.

The first question is, has there been a structural change in the nitinol business which you failed to foresee? And, B, what makes you believe that your new product would be better accepted?

Robert Belcher, Chief Executive Officer

I don’t believe there’s been a structural change. We are forecasting a weakness in our revenue, both on the nitinol and the polymer side for the next couple of quarters.

Memry’s business, if you are familiar with that, is a fairly volatile business. Our customers are not good forecasters themselves. We found that over the years. And we regularly find ourselves in situations where they have over-ordered based on over-optimistic beliefs that they have and they adjust back.

As I noted, one company is moving their business. Several of these things just happen to hit at once. Looking further out, we have a pipeline of projects that, on the metals side, often take two or three years to develop. They go through extensive, regulatory, clinical testing, releasing in the United States, et cetera. And we have several of them that we believe will be entering the marketplace in more commercial level quantities at the end of this fiscal year and in fiscal year 2008.

So I do think it is a consistent message.

<Q>: You mentioned litigation. What sort of amount are you really talking about?

Robert Belcher, Chief Executive Officer

Well, it’s an active litigation so we’re totally not able to comment on it. I will say that the company believes that the claims are without merit, and we are vigorously defending its position. So because it is in process at the moment, I really couldn’t say anymore about it. If you want to learn a little more about it, it is described more fully in item 3 of our 10-K we filed a few months ago.

<Q>: Okay. Thank you.

Robert Belcher, Chief Executive Officer

If you want to call me, I would be happy to talk about it later.

<Q>: Okay, thanks.

Robert Belcher, Chief Executive Officer

Hello.

<Q>: With regard to the customers that are doing inventory adjustments right now, can you talk about what percentage of sales they have accounted for in the last quarter or the last year?

Robert Belcher, Chief Executive Officer

No, I wouldn’t be able to get into that specific level of detail. Our customers are — we are involved with customers that are the major player in a market segment. So, no, I wouldn’t be able to give that specific an answer.

<Q>: Well, we would know who the customer is anyway. I’m not asking you for that.

Robert Belcher, Chief Executive Officer

I understand. But again, we don’t provide that level of detail.

<Q>: Okay. That’s it for me.

Robert Belcher, Chief Executive Officer

Thank you.

<Q>: Hi. A question on the new products. Are these new products primarily in the nitinol segment, or would they be in both nitinol and polymer? And also would the margins tend to be above average on new products when you begin to roll them out?

Dean Tulumaris, President and Chief Operating Officer

This is Dean. Yes, the new products are both for plastics and in metals. But we have, in the past year or two, strategically started increasing our capabilities which will help feed this pipeline for new products.

Now, specifically for nitinol we have approximately 40 new projects. And the margins are very good margins, but they also are dependent on the application and the process that we are using for the customer and the volume. They’re volume sensitive also. But they are good margins.

<Q>: Okay. Great. And then one other question. This is on the SG&A and the comments that were made previously. It sounds as if the items that were singled out, litigation, expense and professional fees, will hit harder later in the year and more so than in the first quarter. SG&A was up, I believe it was about 17% year-over-year in the first quarter and, in absolute terms, it was around $3.3 million.

Going forward in absolute terms, is it reasonable to expect SG&A to continue at about that level or higher on a quarterly basis for the balance of the year?

Richard F. Sowerby, CFO and Treasurer

This is Rick Sowerby. The full year outlook will be a significant item related to litigation. And Bob mentioned the 404 compliance. We are actively pursuing implementation of our 404 compliance with hiring an outside firm to help us do the project planning and analysis required to be compliant. So it will continue to affect the SG&A percentage, as a percentage of sales and also in absolute dollars.

Robert Belcher, Chief Executive Officer

On the litigation, it is a little hard to know exactly. Right now, there is a period of depositions where lawyers travel around and talk to potential witnesses, so that’s time-consuming and costly.

The trial currently is scheduled for April of 2007, which if that turns out to be accurate, would bring some sort of conclusion to the process. But in the legal system, you know, dates change all the time.

As we go through the year and actually know what’s happening, we will be able to provide more information.

<Q>: Okay. All right. Thank you very much.

Robert Belcher, Chief Executive Officer

Thank you.

<Q>: Hi. How are you guys?

Robert Belcher, Chief Executive Officer

Good morning.

<Q>: The one customer that’s moving their business, is that in the polymer or the nitinol?

Robert Belcher, Chief Executive Officer

That would be in the metals side.

<Q>: I want to get this straight, because last quarter you claimed that your largest customer decreased due to searching for a second source, a second supplier. So is that customer, the customer that’s discontinuing the product line, in nitinol or is that one of the customers that’s doing inventory adjustments, or are we talking about a third party of some kind?

Robert Belcher, Chief Executive Officer

I really can’t talk about specific customers. I will tell you, it is not the customer that’s relocating. Beyond that I can’t comment on specifics because they don’t want us to comment on specifics.

<Q>: Okay. As far as the polymer segment, is that going to continue to grow in the next two quarters, or are we talking about sequential, flat.

Robert Belcher, Chief Executive Officer

Putnam has had a customer, a significant customer, that also found themselves with too much inventory. So as we noted, I think, for the next couple of quarters they’re going to slow down, too. Now, understand they’re growing at a healthy rate. And I expect for the year they’re going to have a growth year. But we are going to have a couple of slow quarters for them.

<Q>: Slow meaning down year-over-year, or flat, down sequentially? What are you talking about?

<A>: Slower growth in that business. Not down. It’s pretty flat. Again, what you’re asking now is for us to be able to forecast quarterly information and that’s just really hard for us to do.

<Q>: Lastly, in the nitinol. Again, we had a press release here last quarter that you were adversely affected by supplier shortages in raw materials. That’s been cleared up?

Dean Tulumaris, President and Chief Operating Officer

This is Dean. Yes, that has been cleaned up and reconciled, and our material flow continues.

<Q>: So last quarter you didn’t have the product to meet the demand. And now this quarter you have the product, but demand fell off? I mean, sounds like some operational mishaps. Right?

Robert Belcher, Chief Executive Officer

<A>: I don’t know if we actually did not have product to meet demand. We had some issues.

Dean Tulumaris, President and Chief Operating Officer

<A>: Yes. Last quarter we still met the demand of our customers. Our backlog, our past-dues, is very low so we were able to meet their demands. And in this quarter — But we did have some issues but didn’t actually affect the revenue.

<Q>: Okay. Thanks.

Robert Belcher, Chief Executive Officer

I want to thank everybody for calling in, and we do appreciate the questions. And we look forward to speaking with everyone again when we report on our earnings for the second fiscal quarter. That would be in early February, 2007. Thank you very much.